Exhibit 4.3

AMENDMENT TO COMMON STOCK PURCHASE WARRANTS

This AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (this “Amendment”) is entered into as of June 30, 2025, by and between Momentus Inc., a Delaware corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of the following Common Stock Purchase Warrants issued on each of: (i) October 24, 2024 (the “October 2024 Warrant”), and (ii) December 18, 2024 (the “December 2024 Warrant” and collectively with the October 2024 Warrant, the “Warrants”) to purchase shares of Class A common stock of the Company, par value $0.00001 per share (the “Common Stock”);

WHEREAS, the Holder beneficially owns as of the date hereof the following Warrants: (i) October 2024 Warrant to purchase up to 357,143 shares of Common Stock, and (ii) December 2024 Warrant to purchase up to 800,000 shares of Common Stock;

WHEREAS, pursuant to Section 5(l) of the Warrants, the Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand; and

WHEREAS, the Company and the Holder desire to amend the October 2024 Warrant and the December 2024 Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.	Amendment to Exercise Price. Section 2(b) of each Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $1.41, subject to adjustment hereunder (the “Exercise Price”).”

2.	Amendment to “Termination Date” Defined Term. The defined term “Termination Date” in each Warrant is hereby defined to mean July 1, 2030.

3.	No Further Amendment. Except as amended by this Amendment, the Warrants remain unaltered and shall remain in full force and effect.

4.
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of June 30, 2025, by and between the Company and the Holder (the “Purchase Agreement”).

5.
Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY MOMENTUS INC.

By:	/s/ John Rood
Name:	John Rood
Title:	Chief Executive Officer

HOLDER
ARMISTICE CAPITAL MASTER FUND LTD.

By:	Armistice Capital, LLC

its Investment Manager

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	Chief Investment Officer